DUPLICATE

Number: BC0268952

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that WIDESCOPE RESOURCES INC. changed its name to NORTH
AMERICAN NICKEL INC. on April 16, 2010 at 11:54 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 16, 2010

RON TOWNSHEND

Registrar of Companies

Province of British Columbia
Canada